Exhibit 99.1

NEWS RELEASE

Contacts:             Bob Halliday

Executive Vice President

Chief Financial Officer

978.282.7597

or

Mary Wright

Director, Investor Relations

978.282.5859

or

Tom Baker

Vice President, Finance

978.282.2301

Varian Semiconductor Equipment Associates Reports

Fiscal 2007 Second Quarter Results

GLOUCESTER, MA, April 26, 2007 – Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”) (Nasdaq: VSEA) today announced record-setting results for its fiscal 2007 second quarter ended March 30, 2007.

Revenue for the second quarter of fiscal 2007 totaled $241.8 million, compared to revenue of $170.5 million for the same period a year ago. Varian Semiconductor recorded net income of $38.4 million, or $0.69 per share during the second quarter of fiscal 2007, compared to net income of $14.8 million, or $0.26 per share for the same period a year ago.

The Company also reported strong single-wafer high current tool shipments for the quarter, increasing its installed base of single-wafer high current tools to nearly 350.

Chief Executive Officer Gary Dickerson said, “The second quarter of fiscal 2007 was a record-setting one, exceeding our expectations for bookings, revenue, gross margins and earnings. Given our technology leadership and continued strong demand for our products — we expect to continue to gain market share through the balance of 2007.”

Chief Financial Officer Bob Halliday provided forward guidance for the third quarter of fiscal 2007. “We currently expect revenue to be between $271 and $286 million. Earnings per share are anticipated to range from $0.89 to $0.98 per share, assuming a tax rate of 33.7%. We are exploring alternatives with respect to reorganizing the Company to better align our processes with the geographic location of our customers and suppliers. It is expected that over the long-term, the Company will benefit from significant economic efficiencies, however over the next few quarters, our effective tax rate could increase materially depending on the extent and timing of the reorganization.”

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VSEA Announces FY 2007 Q2 Results	Page 2	April 26, 2007

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:30 p.m. Eastern time today to discuss Varian Semiconductor’s operating results and outlook. Access to the call is available through the investor relations page on Varian Semiconductor’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor is the leading producer of ion implantation equipment used in the manufacture of semiconductors. Varian Semiconductor is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in Varian Semiconductor’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, Varian Semiconductor’s guidance for third quarter fiscal 2007 revenue and earnings per share, gains in market share for the balance of 2007, competitive position, continued strong demand for our products, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; Varian Semiconductor’s dependence on a small number of customers; fluctuations in Varian Semiconductor’s quarterly operating results; Varian Semiconductor’s transition to new products; Varian Semiconductor’s exposure to risks of operating internationally; uncertain protection of Varian Semiconductor’s patent and other proprietary rights; Varian Semiconductor’s reliance on a limited group of suppliers; potential environmental liabilities; Varian Semiconductor’s ability to manage potential growth, decline and strategic transactions; Varian Semiconductor’s reliance on one primary manufacturing facility; Varian Semiconductor’s dependence on certain key personnel; and the risk of substantial indemnification obligations under the agreements governing the spin-off of Varian Semiconductor from Varian Associates, Inc. on April 2, 1999. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in Varian Semiconductor’s Quarterly Report on Form 10-Q for the quarter ended December 29, 2006 and in other reports filed by Varian Semiconductor with the Securities and Exchange Commission. Varian Semiconductor cannot guarantee any future results, levels of activity, performance or achievement. Varian Semiconductor undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VSEA Announces FY 2007 Q2 Results	Page 3	April 26, 2007

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fiscal Three Months Ended		Fiscal Six Months Ended
	March 30, 2007	March 31, 2006	March 30, 2007	March 31, 2006
Revenue
Product	$219,863	$150,649	$422,213	$289,375
Service	19,695	17,493	41,172	38,054
Royalty	2,246	2,374	4,042	4,003

Total revenue	241,804	170,516	467,427	331,432
Cost of revenue	130,960	100,303	256,130	197,665

Gross profit	110,844	70,213	211,297	133,767

Operating expenses
Research and development	25,556	22,272	49,779	43,859
Marketing, general and administrative	32,557	31,422	63,026	59,802

Total operating expenses	58,113	53,694	112,805	103,661

Operating income	52,731	16,519	98,492	30,106
Interest income, net	5,794	4,938	11,419	10,369
Other income (expense), net	(22)	1	693	(40)

Income before income taxes	58,503	21,458	110,604	40,435
Provision for income taxes	20,080	6,640	35,189	3,339

Net income	$38,423	$14,818	$75,415	$37,096

Weighted average shares outstanding – basic	54,664	56,945	55,041	56,646
Weighted average shares outstanding – diluted	55,834	57,717	56,164	57,410
Net income per share – basic	$0.70	$0.26	$1.37	$0.65
Net income per share – diluted	$0.69	$0.26	$1.34	$0.65

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VSEA Announces FY 2007 Q2 Results	Page 4	April 26, 2007

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 30, 2007	September 29, 2006
ASSETS
Current assets
Cash and cash equivalents	$188,103	$258,891
Short-term investments	150,216	154,810
Accounts receivable, net	182,510	125,992
Inventories	175,228	133,929
Deferred income taxes	31,490	31,592
Other current assets	19,562	18,102

Total current assets	747,109	723,316
Long-term investments	126,552	135,777
Property, plant and equipment, net	64,769	62,249
Other assets	16,781	17,024

Total assets	$955,211	$938,366

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$487	$466
Accounts payable	70,604	45,937
Accrued expenses	50,336	53,947
Product warranty	10,114	8,934
Deferred revenue	63,483	49,840

Total current liabilities	195,024	159,124
Long-term accrued expenses and other liabilities	19,120	17,300
Deferred income taxes	3,722	3,722
Long-term debt	3,021	3,270

Total liabilities	220,887	183,416

Stockholders’ equity
Common stock	605	593
Capital in excess of par value	500,590	453,229
Less: Cost of treasury stock	(252,712)	(108,910)
Retained earnings	486,429	411,014
Accumulated other comprehensive loss	(588)	(976)

Total stockholders’ equity	734,324	754,950

Total liabilities and stockholders’ equity	$955,211	$938,366

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